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                                                                    EXHIBIT 10.6

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective May 1, 2000, by and between Caremark Rx, Inc., a Delaware corporation ("Employer") and James H. Dickerson, Jr. ("Officer").

WHEREAS, Officer has served Employer in the role of Executive Vice President and Chief Financial Officer pursuant to an Employment Agreement dated May 7, 1998; and

         WHEREAS, Employer desires to retain the services of Officer and Officer desires to serve Employer in the capacity of President and Chief Operating Officer; and

         WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's continued employment with Employer under this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1. Term. Employer agrees to employ Officer, and Officer agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the "Term") beginning on May 1, 2000, (the "Commencement Date") and ending, unless earlier terminated in accordance with the provisions of this Agreement, on May 1, 2003. Such term shall be automatically extended for an additional year on each anniversary of the Commencement Date, unless Employer provides notice of non-extension to Officer at least 30 days prior to such anniversary.

         2.       Employment of Officer.

                  (a) Specific Position. Employer and Officer agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as President and Chief Operating Officer. Employer agrees that Officer's duties under this Agreement shall be the usual and customary duties of a President and Chief Operating Officer and, consistent with the foregoing, as are determined from time-to-time by the Chief Executive Officer of Employer, and shall not be inconsistent with the provisions of the Certificate of Incorporation of Employer or applicable law.

                  (b) Promotion of Employer's Business. Subject to the provisions of Section 2(c), during the Term Officer shall devote his full business time and energy to the business, affairs and interests of Employer and related matters, and shall use his best efforts and abilities to promote Employer's interests. Officer agrees that he will diligently endeavor to perform services


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contemplated by this Agreement in accordance with the policies established by the Chief Executive Officer of Employer and the Board of Directors of Employer (the "Board"), subject to the provisions of the second sentence of Section 2(a).

                  (c) Permitted Activities. Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer, but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Chief Executive Officer of Employer.

                  (d) Principal Office. Officer's principal office and normal place of work shall be at Employer's principal executive offices in Birmingham, Alabama, and at the offices of Caremark, Inc. in Northbrook, Illinois.

         3. Salary. During the Term, Employer shall pay Officer a base salary in the amount of $600,000 per calendar year (pro-rated for any partial calendar year during the Term) payable in equal bi-weekly installments, less state, federal tax and other legally required and Officer-authorized withholdings. Such base salary shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice; provided, however, that, during the Term, such base salary may not be reduced below any previous level paid during the Term as a result of such review, unless the salaries of all executive officers of Employer are reduced in the same proportionate manner, but in no event shall such base salary be reduced below $600,000 per calendar year during the Term.

         4. Salary Advance. Promptly following execution of this Agreement, Employer shall give Officer an advance in the amount of $600,000, grossed up for income tax purposes. In the event officer voluntarily terminates his employment, other than for good reason, prior to May 1, 2002, Officer shall repay to Employer one-twenty fourth (1/24) of the advance for each full calendar month such termination precedes May 1, 2002. If Officer remains employed through May 1, 2002, then the advance will be forgiven.

         5. Incentive Compensation. During the Term, Officer shall be eligible to receive from Employer annual incentive compensation in an amount up to one hundred percent (100%) of Officer's base salary (pro-rated for any partial calendar year during the Term), payable on a quarterly basis, less state and federal tax, and other legally required and Officer-authorized withholdings. Provided, however, Officer desires and agrees to waive one-third (33.33%) of his annual incentive compensation throughout the term in exchange for the consideration set forth in Section 7 of this Agreement. The incentive compensation contemplated by this Section 5 shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer's performance. The incentive compensation which Officer shall be eligible to earn under this Section 5 shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice.

         6. Non-Qualified Stock Options. Officer shall receive a stock option award (the "Award") covering non-qualified stock options to acquire 150,000 shares of common stock, par


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value $.001 per share, of Employer (the "Common Stock"), which Award shall be made under the Amended and Restated MedPartners, Inc. Incentive Compensation Plan (the "Plan") and shall be subject to the terms and conditions of the Plan and the applicable stock option agreement evidencing the award.

         7. Grant of Option in lieu of Partial Incentive Payment. As consideration for Officer foregoing a portion of his annual incentive compensation, as described in Section 5 of this Agreement, Employer shall make a one-time grant to Officer of an option to purchase 195,931 shares of Common Stock at an exercise price of $6.44 per share of Common Stock, which shall be made under the Amended and Restated MedPartners, Inc. Incentive Compensation Plan (the "Plan") and shall be subject to the terms and conditions of the Plan and the applicable Stock Option Agreement. The parties acknowledge and agree that the $6.44 exercise price represents 115% of the 50 day average price of the Common Stock.

         8.       Benefits.

                  (a) Fringe Benefits. In addition to the compensation and other remuneration provided for in Sections 3, 4, 5, 6 and 7, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for (i) salaried officers of Employer or (ii) senior executives of Employer, including, without limitation, all special bonus and deferred compensation, pension, stock option, life, disability (insured and uninsured), medical, dental and other insurance, and benefit plans or programs.

                  (b) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

                  (c) Corporate Apartment. Employer shall provide Officer use of an apartment for his use in the greater Northbrook, Illinois, area at no expense to Officer. Additionally, Employer shall provide for the movement of household goods and personal automobiles as requested by Officer.

                  (d) Corporate Aircraft. Officer shall have use of a corporate aircraft for both his business travel and his commute to and from his personal residences at no cost to Officer.

         9.       Termination.

                  (a) Termination Due to Resignation and Termination For Cause. Officer's employment under this Agreement shall be terminated and, except as provided in this Section 9, all of Officer's rights to receive salary and other benefits (except for salary, incentive compensation and other benefits accrued through the date of termination) shall terminate upon the occurrence of
(i) Officer's resignation, other than for "good reason" as defined in Section 9(e), or (ii) termination by Employer for "cause," as defined below. Employer shall have the right, exercisable upon 30 days'


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written notice, to terminate, without liability except as provided in the parenthetical in the preceding sentence, Officer's employment for "cause" if Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of the Employer, (iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii) or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this Section 9(a) in order that Officer shall have had an opportunity to cure such noncomplying conduct or performance, and (2) Officer shall not have cured such noncomplying conduct or performance during such notice period. In the event Officer's employment under this Agreement is terminated pursuant to this Section 9(a), any stock option or other stock-based compensation award then held by Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted.

                  (b) Termination Due to Death or Disability. Officer's employment and all of his rights to receive salary and other benefits under this Agreement may be terminated by Employer upon Officer's death, or on 30 days' written notice from Employer if Officer has been unable to perform substantially all of his duties under this Agreement for a period of 180 days, or can reasonably be expected to be unable to do so for such period, as the result of physical or mental impairment; provided, however, that upon any termination by Employer pursuant to this Section 9(b), Officer (or in the event of his death, his estate) shall be entitled to receive the Specified Amount (as defined below), in cash in a lump sum payment on the date of termination and any stock option or other stock-based compensation award to Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted. The term "Specified Amount" shall mean the sum of: (i) the total of all salary payments pursuant to Section 3 that would have come due during the Term had there been no such termination; and (ii) any portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this
Section 9(b) or otherwise.

                  (c) Termination Without Cause. Subject to compliance with the provisions of Section 9(d), Employer shall have the right, exercisable on 30 days' written notice, to terminate Officer's employment under this Agreement without cause at any time during the Term.

                  (d) Payments Upon Termination Without Cause. If Officer is terminated by Employer without cause pursuant to Section 9(c), then (i) Officer shall be entitled to receive the Specified Amount in a lump sum payment in cash on the date of such termination; (ii) any stock option or other stock-based compensation award to Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted; and (iii) Officer shall be entitled to continue to receive during the remainder of the Term the life and other insurance, disability and medical and dental benefits contemplated by Section 8 as if there had been no such termination, or if the terms of the applicable benefit plan or policy does not permit continued coverage, then Employer


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shall pay to Officer the replacement costs of such benefits and coverage for the remainder of the term.

                  (e) Termination By Officer For Good Reason. Officer shall be entitled to terminate his employment under this Agreement for "good reason" and in such event shall be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination was initiated by Employer without "cause" pursuant to Section 9(c). For purposes of this Agreement, "good reason" shall mean any of the following events, which event shall continue for 30 days after notice to the Employer, unless the event occurs with Officer's express prior written consent:

                           (i)      the assignment to Officer of any duties
inconsistent with Officer's status as President and Chief Operating Officer of Employer;

                           (ii)     a reduction by Employer in Officer's annual
base salary below $600,000 per calendar year;

                           (iii)    the failure of Employer to comply with
Sections 3, 4, 5, 6, 7 or 8 of this Agreement; or

                           (iv)     any other material breach of this Agreement
by Employer.

                  (f) Termination Upon a Change of Control. In the event of a Change of Control (as defined below), Officer shall have the right to request at any time during the 30 day period following the consummation of such Change of Control that the surviving corporation or organization in such Change of Control (the "Surviving Entity") acknowledge and confirm in writing to Officer that the Surviving Entity has assumed all of Employer's rights and obligations in this Agreement in connection with such Change of Control (the "Employment Confirmation"). If the Surviving Entity in a Change of Control shall fail to provide Officer with an Employment Confirmation within 30 days of Officer's written request for same, then Officer shall be entitled to terminate his employment during the period commencing 31 days after Officer's written request for an Employment Confirmation and terminating 61 days after Officer's written request for an Employment Confirmation. In the event Officer terminates his employment pursuant to the immediately preceding sentence of this Section 9(f), then Officer shall be entitled to: (i) those payments and rights provided under
Section 9(d) as though the termination has been initiated by Employer without cause pursuant to Section 9(c); and (ii) a Gross-Up Payment to the extent provided by the second paragraph of this Section 9(f). A Change of Control shall be deemed to have taken place upon the occurrence of any of the following events: (a) the acquisition after the date of this Agreement, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or group of persons or entities (other than Officer) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then


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outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate that controls the acquiring entity or
(ii) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity.

                  A Gross-Up Payment shall be payable upon termination of employment pursuant to this Section 9(f) on and subject to the following terms and conditions:

                           (i)      If Employer determines that any payment,
option vesting or other benefit (a "Termination Payment") to Officer under this
Section 9(f) is or will be subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or an Excise Tax is properly assessed against Officer based on a Termination Payment, Employer shall pay to Officer, at the time the applicable Termination Payment is made or the Excise Tax is assessed, an additional amount (the "Gross-Up Payment") such that the net amount retained by Officer, after the payment in full of any Excise Tax on such Termination Payment and any federal, state and local income tax and Excise Tax on the Gross-Up Payment and any related interest and penalties, shall be not less than the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, Employer shall take into account any other payments, option vesting or benefits received or to be received by Officer in connection with an event giving rise to a Termination Payment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, with any person whose actions result in the Change of Control or with any person affiliated with Employer or such person) in accordance with Section 280G of the Code and any related regulations (whether temporary, proposed or final) and Internal Revenue Service Rulings and applicable case law.

                           (ii)     For purposes of determining the amount of
any Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Officer's residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                           (iii)    If the Excise Tax or income tax payable with
respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Officer at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined.


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                           (iv)     If a Gross-Up Payment is made as a result of
the assessment of an Excise Tax, Officer at Employer's request and expense shall take such action as reasonable and appropriate to challenge such assessment or recover (on Employer's behalf) such Excise Tax.

         10.      Trade Secrets, Confidentiality and Noncompetition.

                  (a) Trade Secrets. Officer agrees and covenants that, both during the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Trade Secret, as defined below, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term "Trade Secret", as used in this Agreement, shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

                           (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

                           (ii) is the subject of reasonable efforts by Employer or the client from which the information was received to maintain its secrecy.

                  (b) Confidentiality. In addition to the covenants set forth in Section 10(a) and not in limitation of those covenants, Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Confidential or Proprietary Information, as defined below, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term "Confidential or Proprietary Information", as used in this Agreement, means any secret, confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of "Trade Secret" in Section 10(a) above. The term "Confidential or Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

                  (c) Restrictions Supplemental to State Law. The restrictions set forth in Sections 10(a) and (b) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.


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                  (d)      Noncompetition. In order to protect any confidential
information that Officer may learn during the Term and to protect any goodwill that Employer has earned and may earn during the Term, Officer agrees that, if Officer voluntarily terminates this Agreement without good reason during the Term he shall not, at any location within a fifty (50) mile radius of any office or business operation of Employer or any of its' subsidiaries, for a period of 24 months after such termination, provide services, as an employee, officer, director, consultant or otherwise, which services are substantially similar to the services performed by Officer under this Agreement, for any company, firm or entity that is engaged in Employer's Business. Employer's Business shall consist of: (a) the provision of prescription benefit management services; and (b) the provision of disease management of chronic illnesses and/or the dispensation of medication for the treatment of chronic illnesses.

         11.      Miscellaneous.

                  (a) Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, and Employer shall be entitled to assign its rights and obligations to the surviving corporation or organization in a Change of Control without the consent of Officer. The obligations and duties of Officer under this Agreement shall be personal and not assignable by Officer.

                  (b) Notices. Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mail notice to be effective on the date such receipt is acknowledged), as follows:

                           If to Officer:

                                    James H. Dickerson, Jr.
                                    3588 Fair Oaks Lane
                                    Long Boat Key, Florida 34288

                           If to Employer:

                                    Caremark Rx, Inc.
                                    3000 Galleria Tower
                                    Suite 1000
                                    Birmingham, Alabama 35244
                                    Attn: Chief Executive Officer


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or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  (c) Entire Agreement. This Amended and Restated Employment Agreement contains the entire agreement of the parties relating to the subject matter contained in this Agreement, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

                  (d) Waiver and Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by each of the parties.

                  (e) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Alabama.

                  (f) Arbitration. Except for a claim by Employer for injunctive relief, any disputes or controversies arising out of or relating to this Agreement including any breach, Officer's employment or termination of employment by Employer, including any claim of employment discrimination, or the arbitrability of any matter under this Agreement, shall be settled by arbitration in Birmingham, Alabama, in accordance with the Federal Arbitration Act and the employment dispute arbitration rules of the American Arbitration Association. Employer agrees to pay the administrative costs and expenses required by such arbitration, including the fees and expenses of the arbitrator(s). The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction in the federal or state courts in Birmingham, Alabama.

                  (g) Attorneys' Fees in Action by Employee on Contract. In the event of litigation or arbitration between Officer and Employer arising out of or as a result of this Agreement, or the acts of the parties pursuant to this Agreement, or seeking an interpretation of this Agreement, if Officer is the party in such litigation or arbitration, in addition to any other judgment or award, he shall be entitled to receive such sums as the court or panel hearing the matter shall find to be reasonable attorneys' fees.

                  (h) Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique and intellectual character, that gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace such services. Accordingly, Officer agrees and consents that, if he materially violates any of the material provisions of this Agreement, including, without limitation, Section 10, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the Term (and, in the case of Section 10, after the Term to the extent provided in Section 10) to seek injunctive relief, from a court of


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competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

                  (i) Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

                  (j) Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances; provided, however, that if any one or more of the terms contained in Section 10 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted, but shall be reformed and construed in a manner to enable it to be enforced to the greatest extent compatible with applicable law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

           Attest:                         CAREMARK RX, INC.


  By: /s/ Kirk McConnell                   /s/ E. Mac Crawford
     --------------------------            -------------------------------------
  Name: Kirk McConnell                     E. Mac Crawford
       ------------------------            Chairman and Chief Executive Officer
  Title: SVP HR
        -----------------------


                                                /s/ James H. Dickerson, Jr.
                                                ---------------------------
                                                  James H. Dickerson, Jr.


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